ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "**Agreement**") is entered into this 2nd day of May, 2016, by and between Spring Grove Finance, S.A. (the "**Seller**") and Orangehook, Inc. (the "**Purchaser**").

WHEREAS, Seller is acquiring certain assets from the Chapter 7 bankruptcy estate of LifeNexus, Inc. ("**LifeNexus**"), in connection with the Chapter 7 bankruptcy case (Case No. 16-30108) of LifeNexus (such acquisition, the "**Bankruptcy Transaction**") pursuant to an Asset Purchase Agreement dated as of May 2, 2016 (the "**LifeNexus Agreement**") between LifeNexus and Janina M. Hoskins, as trustee for the Chapter 7 Bankruptcy Estate of LifeNexus (the "**Trustee**"); and

WHEREAS, immediately upon the closing of the Bankruptcy Transaction, the Purchaser desires to purchase, and the Seller desires to sell, the assets which are identified in Section 1 of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. **Assets Purchased.** Pursuant to the terms and conditions set forth in this Agreement, the Seller agrees to sell, transfer, and assign to the Purchaser all of Seller's right, title and interest in and to each and every asset acquired by Seller in the Bankruptcy Transaction pursuant to the LifeNexus Agreement, whether or not carried on the books of the Seller or included in any schedule (all such acquired assets are hereinafter referred to as the "**Purchased Assets**" or the "**Assets**").

1.1. Except as expressly otherwise provided herein, Purchaser hereby acknowledges and agrees that Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets (including income to be derived or expenses to be incurred in connection with the Purchased Assets, the physical condition of any tangible assets, the value of the Purchased Assets (or any portion thereof), the merchantability or fitness of the equipment, the inventory or any other portion of the Purchased Assets for any particular purpose, or any other matter or thing relating to the Purchased Assets or any portion thereof). Without in any way limiting the foregoing, Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Purchased Assets. **Purchaser further acknowledges that Purchaser has conducted or has had the opportunity to conduct an independent inspection and investigation of the physical condition of all portions the Purchased Assets and all such other matters relating to or affecting or comprising the Purchased Assets as Purchaser deemed necessary or appropriate and that in proceeding with the transactions contemplated hereby, Purchaser is doing so based solely upon such independent inspections and investigations. Accordingly, Purchaser will accept the Purchased Assets at the Closing "AS IS," "WHERE IS," and "WITH ALL FAULTS."**

Section 2. **No Liabilities Assumed.**

2.1. No Assumption of Liabilities. The Purchaser shall not assume, agree to pay, discharge or perform, or incur, as the case may be, any liability or obligation of Seller of any nature whatsoever, whether matured or un-matured, liquidated or un-liquidated, fixed or contingent, known or unknown.

Section 3. Purchase Price.

3.1. Consideration. Subject to the terms and conditions of this Agreement, at the Closing (defined below), the Seller shall sell, transfer, and assign to the Purchaser, free and clear of all liens, pledges or encumbrances of any kind, all of the Purchased Assets, in exchange for 178,571 shares of common stock of the Purchaser ("**Purchaser Stock,**" such consideration, the "**Purchase Price**").

3.2. Delivery of Consideration. At the Closing, the Purchaser shall deliver to the Seller a certificate for the Purchaser Stock.

Section 4. Closing.

4.1. Time and Place. Immediately following the closing of the Bankruptcy Transaction in accordance with the terms of the LifeNexus Agreement (the "**Closing Date**"), the consummation of the transactions contemplated hereby (the "**Closing**") shall take place remotely at the offices of Winthrop & Weinstine, P.A., 225 South Sixth Street, Suite 3500, Minneapolis, Minnesota 55402 and at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402. The Closing Date shall be effective at 12:02 a.m. on the day of the Closing.

4.2. Obligations of Seller and Other Agreements. At the Closing, the Seller shall execute, deliver, and/or cause to be executed and/or delivered to the Purchaser the following:

4.2.1. A bill of sale from the Seller conveying all of the Purchased Assets to the Purchaser in accordance with the terms hereof, including, without limitation, appropriate endorsements and assignments of contracts, permits, registration forms, or other binding arrangements included in the Purchased Assets.

4.2.2. The Intellectual Property Assignment from Seller conveying all rights, title, and interest in and to the trademarks and associated goodwill, copyrights, and patents to the Purchaser attached as Schedule 5.2.3.

4.2.3. Consent and authority for Purchaser to take control of all data included within the Purchased Assets and consent and authority for Purchaser to take actual possession and control of the Purchased Assets.

4.2.4. Such other assignments, bills of sale, or instruments of conveyance, certificates of officers, and other documents as reasonably may be requested by the Purchaser prior to the Closing to consummate this Agreement and the transactions contemplated hereby.

4.3. Allocation of Purchase Price. Following the Closing, the Purchaser and the Seller shall agree to an allocation of the Purchase Price among the Purchased Assets (the "**Allocation**")

and sufficiently detailed to satisfy applicable accounting and tax requirements. Such Allocation will be binding upon the Purchaser and the Seller, and neither the Purchaser nor the Seller will take any position (whether in returns, audits or otherwise) that is inconsistent with the Allocation. The Purchaser and the Seller will report the purchase and sale of the Purchased Assets on all tax returns, including, without limitation, Form 8594 as provided for in Section 1060 of the Internal Revenue Code, in accordance with the Allocation and will cooperate in timely filing with the Internal Revenue Service their respective Form 8594. In case of any dispute as to the allocation of the Purchase Price to the Purchased Assets, the Allocation shall be made in a manner consistent with Sections 338 and 1060 of the Internal Revenue Code and the regulations thereunder. If the Purchaser and the Seller do not so agree within ninety days of the Closing, each of the Purchaser and the Seller may prepare their own Allocation and, for the avoidance of doubt each of the Purchaser and the Seller will have no liability to the other for additional taxes that may be imposed as a result of inconsistencies between the respective allocations of the Purchaser and the Seller.

4.4. Broker. The Seller represents and warrants that it has not retained a broker, directly or indirectly, in connection with the sale of the Purchased Assets or this Agreement.

4.5. Registration Rights. Following the closing of Purchaser's planned merger with a publicly-traded company, Purchaser (which, for purposes of this Section 4.5 includes the publicly-traded successor entity in any such merger), intends to prepare and file a registration statement covering the resale of any common stock and common stock underlying certain convertible debt instruments and warrants of the Purchaser held by its securityholders (any one or more of such registration statements, other than in connection with a merger, acquisition or pursuant to Registration Statement on Form S-8 or any successor form, for purposes of this Section 4.5, collectively, a "**Registration Statement**"). Purchaser will use best efforts to include all of the Purchaser Stock, or other shares of Purchaser's stock owned by Seller, in any such Registration Statement. Purchaser will give written notice to the Seller ("**Notice**") of its intention to file any such Registration Statement, at least ten (10) calendar days prior to the filing of each such Registration Statement. Upon written request of the Seller made within five (5) calendar days after receipt by the Seller of the Notice, that the Purchaser include any of the Purchaser Stock, or other shares of Purchaser's stock owned by Seller, in the proposed Registration Statement, the Purchaser shall use its commercially reasonable efforts to effect the registration and shall include in the Registration Statement such securities which it has been so requested by the Seller to register, subject to customary proportionate cutbacks at the request of any managing underwriter listed in the Registration Statement or proportionate cutbacks imposed by the SEC under Rule 415 of the Securities Act of 1933, as amended, at the Purchaser's sole cost and expense and at no cost or expense to the Seller (other than legal or other advisory expenses incurred by Seller and the payment of any applicable underwriting fees relating to the sale of Purchaser stock owned by Seller). In the event that, despite Purchaser's best efforts, all of the Purchaser Stock requested by Seller to be included in the Registration Statement contemplated above is not so included, whether due to cutback requests by any managing underwriter, cutbacks imposed by the SEC, or otherwise, the Purchaser will, as promptly as practicable following demand by the Seller (a "**Demand**"), file an additional Registration Statement (the "**Demand Registration Statement**") and will include any Purchaser Stock or other shares of Purchaser's stock owned by Seller, in such Demand Registration Statement and use commercially reasonable efforts to cause such Demand Registration Statement to be declared

effective by the SEC within 180 calendar days of Purchaser's receipt of Seller's Demand. Purchaser may include in such Demand Registration Statement any of its shares for primary sale ("**Primary Shares**") or other shares of Purchaser common stock held by its shareholders ("Other Shares"); provided, however, that if the managing underwriter advises the Purchaser or any of its shareholders participating in such registration that the inclusion of all such securities proposed or requested to be included in such registration would interfere with the successful marketing (including pricing) of any such securities, then the number of Purchaser Shares, Primary Shares and Other Shares proposed or requested to be included in such registration shall be included in the following order:

(A) first, the Purchaser Shares requested to be included in such registration pursuant to this Section 4.5;

(B) second, the Primary Shares proposed to be included in such registration; and

(C) third, any Other Shares requested to be included in such registration.

Notwithstanding anything to the contrary contained in the foregoing, the rights of Seller under this Section 4.5 will lapse and be of no further force or effect at such time when all of the Purchaser Stock and any other shares of Purchaser's stock owned by Seller as of the date hereof, are freely saleable without limitation under Rule 144 of the Securities Act, as amended. The registration rights under this Section 4.5 are freely assignable without the consent of the Purchaser to the holders of the Purchaser Stock. For the avoidance of doubt, the demand rights provided in this Section 4.5 shall apply even if Purchaser does not file a registration statement following the planned merger, provided Purchaser is a public company.

Section 5. Representations and Warranties.

5.1. Seller Representations. The Seller represents and warrants to the Purchaser:

5.1.1. The Seller has the power to enter into, to execute, and to deliver this Agreement, and to consummate the transactions contemplated hereby.

5.1.2. This Agreement, and any other document or instrument contemplated by this Agreement that is signed by the Seller, (i) is a binding obligation of the Seller and its successors and assigns, and (ii) is enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium, or similar laws of general applicability affecting the enforcement of creditors' rights and subject to general equitable principles which may limit the right to obtain equitable remedies.

5.1.3. The Seller has been advised that the Purchaser Stock to be issued pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended (the "**Act**"), or the relevant state securities laws (the "**State Laws**") and is being issued pursuant to exemptions from the Act and State Laws, and that the Purchaser's reliance upon such exemptions is predicated in part on the Seller's representations contained herein. The Seller

represents and warrants that the Purchaser Stock is being acquired for the Seller's own account and for long term investment and without the intention of reselling or redistributing such Purchaser Stock, that the Seller has made no agreement or arrangement with others regarding any of the Purchaser Stock, and that the Seller's financial condition is such that it is not likely that it will be necessary for the Seller to dispose of such Purchaser Stock in the foreseeable future.

5.1.4. The Seller realizes that there is no market for the Purchaser Stock, that there are significant restrictions on the transferability of the Purchaser Stock and that for these and other reasons, the Seller may be unable to liquidate the Purchaser Stock for an indefinite period. The Seller realizes that the Purchaser Stock has not been registered for sale under the Act or the State Laws, and may be sold only pursuant to registration under the Act and State Laws, or an opinion of counsel that such registration is not required.

5.1.5. The Seller understands the Purchaser has no obligation to register the Purchaser Stock, or file the reports or make public the information required by Rule 144 under the Act relating to trading in restricted securities, and that Rule 144 may not otherwise be available to permit such trading.

5.1.6. The Seller acknowledges that the sale of the Assets in exchange for Purchaser Stock is not the result of any general solicitation or general advertising, including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

5.2. Purchaser Representations. The Purchaser represents and warrants to the Seller:

5.2.1. The Purchaser has the power to enter into, to execute, and to deliver this Agreement, and to consummate the transactions contemplated hereby.

5.2.2. This Agreement, and any other document or instrument contemplated by this Agreement that is signed by the Purchaser, (i) is a binding obligation of the Purchaser and its successors and assigns, and (ii) is enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium, or similar laws of general applicability affecting the enforcement of creditors' rights and subject to general equitable principles which may limit the right to obtain equitable remedies.

5.2.3. The Purchaser Stock represents approximately 1.9% of the fully-diluted capital stock of Buyer outstanding as of the date of this Agreement.

Section 6. Conditions Precedent to Closing

6.1. Closing of Bankruptcy Transaction. The Bankruptcy Transaction shall have closed in accordance with the terms of the LifeNexus Agreement.

Section 7. Miscellaneous.

7.1. Notices. All notices, requests, demands, or other communications hereunder shall be in writing and shall be either delivered personally, by messenger service, or mailed by United States mail, certified or registered with return receipt requested, with appropriate postage prepaid to the address herein designated or such other address as may be designated in writing by notice given in the manner provided herein and shall be effective upon personal delivery thereof or forty-eight (48) hours following deposit in the United States mail or with a messenger service, whether or not delivery is accepted:

If to the Seller:	Spring Grove Finance, S.A. C/O Caldwell & Partners Attention: Phillip Caldwell Zugerstrasse 32 6340 Baar Switzerland
With a copy to:	Winthrop & Weinstine, P.A. 225 South Sixth Street Suite 3500 Minneapolis, Minnesota 55402 Attn.: Phillip Colton & Daniel C. Beck
If to the Purchaser	Orangehook, Inc. 319 Barry Avenue Suite 303 Wayzata, MN 55391 Attn: James L. Mandel, CEO David Carlson, CFO
With a copy to:	Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 Attn: Ryan C. Brauer

7.2. Further Assurances. From time to time following the Closing, at the separate expense of Seller and the Purchaser, the Seller and the Purchaser shall, and shall cause their respective affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to the Purchaser and its respective successors or assigns, all properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchaser under this Agreement and to assure fully to the Seller and its affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by the Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby and thereby. Such cooperation includes but is not limited to reasonable assistance with the transfer of the LifeNexus source code.

7.3. Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The

Purchaser shall have the right to assign this Agreement to any party without the prior written consent of the Seller.

7.4. Construction. Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

7.5. Waiver. No failure on the part of either party to exercise, and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

7.6. Severability. In the event any part of this Agreement is found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

7.7. Entire Agreement. Except as otherwise specifically provided herein, this Agreement and the schedules and exhibits, constitute the entire agreement among the parties hereto with respect to the subject matters thereof and supersede all prior communications, writings, and other documents with regard thereto. No modification, amendment, or waiver of any provision hereof shall be binding upon any party hereto unless it is in writing and executed by all of the parties hereto.

7.8. Captions. The division of this Agreement into articles, sections, subsections, and Exhibit is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

7.9. Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall be deemed one original.

7.10. Termination. This Agreement may be terminated by either party if the Bankruptcy Transaction does not close in accordance with the terms of the LifeNexus Agreement on or before June 30, 2016.

7.11. Broker Fees. Each party shall be responsible for and indemnify the other parties hereto for any broker or finder fees incurred by such party.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPRING GROVE FINANCE, S.A.

By:________________________________

Its:________________________________
For and on behalf of
BERNINA LTD.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ORANGEHOOK, INC.

By: ______________________

Its: CEO

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